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        Securities and Exchange Commission. Asterisks denote omissions.


                                                                   EXHIBIT 10.29

                                 April 28, 2003




P&G Pharmaceuticals, Inc.
8700 Mason-Montgomery Road
Mason, Ohio 45040-9462


         This shall confirm the desire of Noven Pharmaceuticals, Inc. ("Noven") to work with P&G Pharmaceuticals, Inc. ("P&GP") and its affiliates on a project (the "Project") to develop a *** and *** Transdermal Delivery Patch (the "Product" or "Products"). As we have discussed, the terms upon which the parties have agreed to proceed are as follows:

         1. While subject to change by mutual agreement of the parties in writing, the activities that we have mutually agreed upon to constitute the development plan for the Project are reflected in Exhibit A attached hereto (the "Plan"), and the target specifications for the Product are set forth in Exhibit B attached hereto (the "Target Specifications").

         2. As consideration for the work to be performed by Noven hereunder, P&GP shall make the following payments to Noven for the *** patch development:

                  (a) $500,000.00 upon execution of this letter Agreement
                  (b) $500,000.00 upon ***.
                  (c) $800,000.00 upon ***.
                  (d) $2 million ***.

         3. As consideration for the work to be performed by Noven hereunder, P&G shall make the following payments to Noven for the*** patch development:

                  (a) $400,000.00 upon ***.
                  (b) $600,000.00 upon ***.
                  (c) P&GP will pay Noven the following milestone payments on the *** patch:
                  (d) $1 million ***.

         4. Each party shall conduct all tests, studies and other development and manufacturing activities described in the Plan in a good scientific manner and in compliance in all material respects with all requirements of applicable laws, codes, rules, regulations, and permits including, but not limited to cGMP and cGLP.

                  Both parties shall confer on results of the skin flux testing and make a joint decision on whether to manufacture product for BA, cumulative irritation and sensitization testing.

         5. Noven shall use commercially reasonable efforts to complete the Plan within the timeframe described in the Plan. For purposes of clarity, except as specifically provided herein, payments to be made by P&GP hereunder are not contingent upon the success of the project (except as indicated for the


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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.


                  "Success Fee"), and no payment made by P&GP for development work is reimbursable, whether or not the development is successful.

         6. Noven agrees to provide written monthly reports to P&G summarizing the results of the work completed to date on the Plan, and also interim and final reports as outlined in Exhibit A. The reports shall provide information concerning studies performed by Noven, the methodologies employed and the results obtained, raw material specifications, and product specifications. Noven shall be required to disclose information, which reveals materials, components, composition or construction of the transdermal system developed and investigated or tested by Noven, to P&GP for the sole purpose of toxicology assessments, product development assessments and regulatory review.

         7. If the parties decide to proceed with the Project, the parties agree to negotiate in good faith the terms of a definitive license and supply agreement for the Product. It is understood that neither party is under an obligation to enter into a definitive agreement with the other party. Unless and until the parties enter into a definitive agreement, neither party shall have any right or license to use any technology, know-how or intellectual property of the other party, except in connection with work on the Project pursuant hereto. If the parties jointly (through their respective employees, agents or consultants) make or conceive any inventions or discoveries in the course of the work to be performed pursuant to the Project, the parties shall have joint ownership of such inventions or discoveries and any patent applications and patents obtained thereon. Each party shall have full right to use any such joint discoveries, inventions or patent rights. During the term of this agreement Noven shall grant an exclusive right to such joint discoveries as it relates to
                  ***.

         8. If at any time P&GP elects not to proceed with the Plan or the Project prior to Noven providing clinical supplies to P&GP for the ***, the parties shall have no further obligations to each other, except as otherwise specified in this agreement.

         9. If P&GP elects not to proceed with the Plan or the Project at any time after Noven has supplied P&GP with clinical trial materials for ***, P&GP shall pay to Noven Two Million Dollars ($2,000,000.00) as a termination fee; provided that the termination fee shall not be payable if the Success Fee has been paid. Failure of P&GP to *** shall be deemed to be an election not to proceed, unless both parties agree in writing to alternate timing. If Noven elects not to proceed with the Plan or the Project after signing and before the manufacturing of clinical supply for ***, Noven shall pay a termination fee of $500,000 to P&GP.

         10. All disclosures relating to the Project shall be subject to the Confidentiality Agreement between Noven and P&GP dated December 12, 2002 (the "Confidentiality Agreement"). The terms of the Confidentiality Agreement shall be merged with this Agreement and shall be extended for the duration of this Agreement.

         11. PUBLICATION. It is understood that the Parties may wish to publish or otherwise disclose information generated under the Project to a third party for publication in a reputable scientific forum (for example, as an abstract, poster presentation, lecture, article, book, or any other means of


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        Securities and Exchange Commission. Asterisks denote omissions.


                  dissemination to the public). Such disclosures may be made to a third party upon consent by the other party, such consent not to be unreasonably withheld. No such disclosure shall be made to a third party until a patent application has been filed adequately describing and claiming any invention believed to be patentable embodied in such disclosure. A party wishing to make any such disclosure shall submit a complete written draft of the disclosure to the other party at least forty five (45) days prior to submission for publication of such draft, or an abstract of a proposed oral disclosure at least forty five (45) days prior to submission of such abstract or the oral disclosure, whichever is earlier. In the event that patent filings are necessary, public disclosure shall be delayed until said patent filings have been made. The other party shall have the right (i) to propose modifications to the publication for patent reasons, (ii) to request a delay in publication or presentation in order to protect patentable information or (iii) to request that the information be maintained as a trade secret and, in such case the other party shall not make such publication.

         12. The parties each represent and warrant that neither the execution and delivery of this Agreement, nor the consummation by Noven and P&GP of the transactions contemplated hereby, will constitute a default under, or give rise to any right of termination or cancellation of, any contract, agreement or other instrument to which Noven or P&GP, as the case may be, is a party.

         13. P&GP agrees to indemnify and hold harmless Noven and its officers, directors and employees from and against any and all liability, damage, loss, cost or expense (including reasonable attorney's fees and expenses) arising out of or resulting from a breach of any representation or warranty made hereunder, any third party claims made or suits brought against such parties which arise or result from any activities undertaken by P&GP with the Product; provided, however, P&GP shall not be obligated to indemnify and hold harmless Noven from or against any liability, damage, loss, cost or expense which results from the negligence or other wrongdoing of Noven.

         14. Noven agrees to indemnify and hold harmless P&GP and its officers, directors and employees from and against any and all liability, damage, loss, cost or expense (including reasonable attorney's fees and expenses) arising out of or resulting from any third party claims made or suits brought against such parties which arise or result from any use of Noven's technology under this Agreement, except as provided in item 13; provided, however, Noven shall not be obligated to indemnify and hold harmless P&GP from or against any liability, damage, loss, cost or expense which results from the negligence or other wrongdoing of P&GP.

         15. Each party represents that neither it nor any of its employees has been debarred or is subject to debarment proceedings by the FDA. If any such proceedings are commenced against a party hereto (or any of its employees) during the term of this Agreement, such party will notify the other party in writing within five business days of the commencement of such proceedings and will keep the other party informed, on a regular basis, of the status of such proceedings. Neither Noven nor P&GP will employ any persons or entities that have been debarred, or that are subject to debarment proceedings, for any aspect of the development, manufacturing or testing of the Product.

         16. Neither P&GP nor Noven shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of P&GP or Noven.

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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.


         17. Both P&GP and Noven shall comply in all material respects (licenses, consents, and permits) with the requirements of all applicable laws, rules, regulations and orders of any government authority in procurement, handling and disposal of the compounds and products to be studied hereunder.

         18. Noven shall not commission or otherwise employ any third party to carry out any services contractually entrusted to Noven by this Agreement without the express prior written consent of P&GP, except as contemplated in Exhibits A and B for pre-clinical testing and microbiology.

         19. Noven understands that the services that are the subject of this agreement are subject to inspections by the competent authorities including but not limited to the US FDA

         20. In the event that (i) any governmental agency or authority issues a request or directive or order that Product be recalled or retrieved; (ii) a court of competent jurisdiction orders that Product be recalled or retrieved; or (iii) P&GP reasonably determines that Product should be recalled or retrieved, P&GP shall promptly notify Noven of such event and shall conduct such activity and take appropriate corrective actions, and Noven shall provide such assistance to P&GP as is reasonably necessary to carry out such activities at P&GP's expense, unless this action is a result of Noven's negligence.

         21. No more than ***, P&GP and its representatives shall have the right to inspect the Bulk Patches and methods of manufacturing and testing and all relevant records for the same, at all premises used by Noven in meeting the requirements of this Agreement during normal business hours upon reasonable notice. Noven will also provide copies of all relevant records, within a specified timeframe, upon request from P&GP. Following such inspections, P&GP will submit a report to Noven with any findings. If any items are identified as requiring follow-up action, then Noven shall respond to P&GP in writing within thirty (30) days of the receipt of the report. Such response shall state actions Noven will undertake to correct any such items and the proposed timing(s) therefore.

         22. Each party will provide a project manager, who will be the principal contact for communication between the parties.

         23. The terms of this Agreement shall not be amended, modified, varied or supplemented except in writing signed by the duly authorized representatives of both parties.

         24. In making and performing this Agreement, the parties are acting and shall act as independent contractors. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto. Neither party shall have the authority to obligate the other party in any respect, and neither party shall hold itself out as having any such authority.

         25. If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of that provision shall not affect the other provisions of this Agreement and all provisions not affected by the invalidity or unenforceability shall remain in full force and effect.

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        Securities and Exchange Commission. Asterisks denote omissions.


         26. This Agreement may not be assigned or transferred without the prior written consent of the other party; provided, however, that either party may assign this agreement to any purchaser of substantially all of its business and assets.

         27. Except as required by law or applicable stock exchange rules, neither party shall, without the prior written consent of the other party, disclose to any other person or entity (including, without limitation, by issuing a press release or otherwise making any public statement) the fact that confidential information has been exchanged between P&GP and Noven, the fact that this Agreement has been executed and delivered, the fact that the Project or discussions or negotiations regarding the Project are taking place, or any of the terms, conditions or other facts with respect thereto.

         28. This Agreement, together with the Confidentiality Agreement dated December 12, 2002, represents the entire agreement between the parties relating to the Project and the Plan. Neither party shall have obligations to the other party hereunder other than as expressly set forth in this Agreement and the Confidentiality Agreement.

         29. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the choice of law provisions thereof.



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        Securities and Exchange Commission. Asterisks denote omissions.


         If you are in agreement with the foregoing arrangement, please so indicate by signing where indicated below and return an executed copy to me.

                                            Sincerely,

                                            Noven Pharmaceuticals, Inc.



                                            By: /s/ James B. Messiry
                                                -----------------------------
                                                    James B. Messiry
                                                    Senior Vice President


ACCEPTED AND AGREED

P&GP Pharmaceuticals, Inc.



By:    /s/ Mark A. Collar
       -------------------------------------
       Mark A. Collar
       Vice President-Global Pharmaceuticals
       Procter & Gamble Worldwide

Date:  April 28, 2003
       -------------------------------------






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